Exhibit 4.1

FORM OF WARRANT ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assumption and Amendment Agreement (this “Agreement”) is made as of December 10, 2024, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (the “Company”), Coincheck Group N.V., a Dutch public limited liability company (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company as warrant agent (the “Warrant Agent”) and shall be effective as of the Merger Effective Time (as defined below).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of June 29, 2021, and filed with the Commission on July 2, 2021(the “Warrant Agreement”);

WHEREAS, unless specified otherwise, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement;

WHEREAS, pursuant to the Warrant Agreement, the Company issued 4,730,537 Public Warrants and 129,611 Private Placement Warrants, all of such Warrants being governed by the Warrant Agreement;

WHEREAS, on March 22, 2022, the Company, PubCo, M1 Co G.K., a Japanese limited liability company, Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese corporation, entered into that certain Business Combination Agreement, which was subsequently amended on May 31, 2023, May 28, 2024 and October 8, 2024 (as so amended, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”) and, ultimately, a direct, wholly-owned subsidiary of PubCo (the “Business Combination”);

WHEREAS, on the terms and subject to the conditions set forth in the Business Combination Agreement, on the Closing Date (as defined in the Business Combination Agreement), the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the time of such filing, or such later time as may be agreed in writing by the Company and Merger Sub and specified in the Certificate of Merger, being the “Merger Effective Time”);

WHEREAS, as a result of the Merger, each outstanding Private Placement Warrant and each outstanding Public Warrant will become a warrant exercisable for the number of ordinary shares in the share capital of PubCo (“PubCo Ordinary Shares”) that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Business Combination (each such warrant exercisable for PubCo Ordinary Shares, a “PubCo Warrant”) as further set out below;

WHEREAS, at the Merger Effective Time, (i) each outstanding Public Warrant will be converted to and become a PubCo public warrant (“PubCo Public Warrant”), and (ii) each outstanding Private Placement Warrant will be converted to and become a PubCo private placement warrant (“PubCo Private Placement Warrant”), each such PubCo Warrant governed by this Agreement and the Warrant Agreement (as amended herewith), giving the holder the right to purchase one PubCo Ordinary Share, subject to the same terms and conditions as those of respectively the Public Warrants and the Private Placement Warrants as were in effect immediately prior to this Agreement;

WHEREAS, the PubCo Private Placement Warrants are identical in terms to the PubCo Public Warrants, except that so long as the PubCo Private Placement Warrants are held by the Sponsor or its Permitted Transferees, the PubCo Private Placement Warrants (and the PubCo Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until 90 days after (and Excluding) the Closing Date (as defined in the Business Combination Agreement), subject to certain limited exceptions. Additionally, the PubCo Private Placement Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Sponsor or its Permitted Transferees. If the PubCo Private Placement Warrants are held by someone other than the Sponsor or its Permitted Transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the PubCo Public Warrants;

WHEREAS, at the Merger Effective Time, pursuant to this Agreement, the Company will assign to PubCo all of the Company’s right, title and interest in and to the Warrant Agreement arising from and after the Merger Effective Time, and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of the Company’s liabilities and obligations arising from and after the Merger Effective Time;

WHEREAS, section 9.9 of the Warrant Agreement provides (among other things) that the Warrant Agreement may be amended by the parties thereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties thereto may deem necessary or desirable and that those parties deem shall not adversely affect the interest of the Registered Holders;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Warrant Agreement (as amended by means of this Agreement) arising from and after the Merger Effective Time and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, all of the Company’s liabilities and obligations arising from and after the Merger Effective Time. As a result of the preceding sentence, effective per the Merger Effective Time, each Warrant will be converted into a warrant to subscribe for PubCo Ordinary Shares pursuant to the terms and conditions of the Warrant Agreement (as amended hereby).

1.2 Consent. The Warrant Agent hereby consents to the assignment and assumption pursuant to Section 1.1 of this Agreement, and to the continuation of the Warrant Agreement, as amended by means of this Agreement, in full force and effect from and after the Merger Effective Time in accordance with the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Amendment of Warrant Agreement. The Company, PubCo and the Warrant Agent hereby amend the Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1 Reference to Company. In the Warrant Agreement (including all Exhibits thereto) (a) all references to “the Company” shall be deemed to refer to “Thunder Bridge Capital Partners IV, Inc., a Delaware corporation,” prior to the Merger Effective Time and to “Coincheck Group N.V., a Dutch public limited liability company with corporate seat in Amsterdam, the Netherlands” as of and following the Merger Effective Time, as applicable, (b) all references to “Thunder Bridge Capital Partners IV, Inc.” shall be deemed to refer to “Coincheck Group N.V.” as of and following the Merger Effective Time, (c) all references to “a Delaware corporation” shall be deemed to refer to “a Dutch public limited liability company” as of and following the Merger Effective Time, and (d) the reference to “Incorporated Under the Laws of the State of Delaware” shall be deemed to refer to “Incorporated under the Laws of the Netherlands” as of and following the Merger Effective Time.

2.2 Reference to Business Combination all references to the “Business Combination” shall be deemed to be the transactions contemplated by the Business Combination Agreement.

2.3 Reference to Common Stock. All references to “share of Class A common stock of the Company, par value $0.0001 per share” or “Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean “ordinary shares in the share capital of the Company, nominal value €0.01 per share” or “Company Shares”, respectively.

2.4 The first recital of the Warrant Agreement is hereby amended by deleting the words “Over-allotment Option (as defined below)” and replacing it with “the right of the underwriters to purchase additional Units in the Offering (the “Over-allotment Option”)”.

2.5 Section 2.4. of the Warrant Agreement is hereby amended and restated in full as follows: “Intentionally left blank”.

2.6 Section 2.5. of the Warrant Agreement is hereby amended by deleting the words “other than as part of the Units, each of which is comprised of one share of Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder”.

2.7 Section 2.6. of the Warrant Agreement is hereby amended by deleting the words “until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below)” and replacing it with “the period beginning on the Closing Date (as defined in the Business Combination Agreement) and ending at 8:00 am Eastern Time on the date that is ninety (90) days after (and excluding) the Closing Date (as defined in the Business Combination Agreement).”

2.8 Section 3.1. of the Warrant Agreement is hereby amended by adding as a last sentence “For purposes of this Agreement, “Business Day” is a day other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business.”.

2.9 Section 3.3.5. of the Warrant Agreement is hereby amended by (a) deleting the words “For purposes of the Warrant, in determining the number of issued and outstanding Common Stock, the holder may rely on the number of issued and outstanding Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be” and replacing it with “For purposes of this paragraph, in determining the number of issued and outstanding Common Stock, the holder may rely on the number of issued and outstanding Common Stock as reflected in (1) the Company’s most recent annual report on Form 20-F or other public filing with the Commission as the case may be”, (b) deleting the words “For any reason at any time, upon the written request of the holder of the Warrant” and replacing it with “For any reason at any time, upon the written request of such holder of a Warrant”.

2.10 Section 4.1.2. of the Warrant Agreement is hereby amended by deleting the words “(c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the shares of Common Stock included in the Units sold in the Offering if the Company does not complete the Business Combination within the period set forth in the Company’s amended and restated certificate of incorporation or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, or (e) in connection with the redemption of shares of Common Stock included in the Units sold in the Offering upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation”.

2.11 Section 4.4 of the Warrant Agreement is hereby amended by deleting the words “Form 8-K” and replacing these with the words “Form 6-K”.

2.12 Section 4.8 of the Warrant Agreement is hereby amended by deleting the words “or solely as a result of an adjustment to the conversion ratio of the Company’s Class B common stock, $0.0001 par value per share, into Common Stock”.

2.13 Section 5.5 of the Warrant Agreement is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual of facsimile form.”

2.14 The address for notices to the Company set forth in Section 9.2 of the Warrant Agreement is hereby amended and restated as follows:

Coincheck Group N.V.
Hoogoorddreef 15
1101 BA Amsterdam
The Netherlands
Attention: Gary Simanson and Oki Matsumoto

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
9-10, Roppongi 1 -Chome
Minato-ku, Tokyo 106-0032, Japan
Attention: Jonathan G. Stradling and Takahiro Saito
Email: jonathan.stradling@stblaw.com and tsaito@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017, United States
Attention: Mark Brod
Email: mbrod@stblaw.com

2.15 Section 5.6. of the Warrant Agreement is hereby deleted.

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant Assumption and Amendment Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

3.6 Counterparts Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first written above.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.

/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

COINCHECK GROUP N.V.

/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Executive Chairperson

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

[Signature Page to Warrant Assumption and Amendment Agreement]